SAMSON OIL & GAS LIMITED (ASX CODE : SSN)

NON RENOUNCEABLE RIGHTS OFFER : EXTENSION OF CLOSING DATE

22 April 2013

Samson Oil & Gas Limited (“Samson” or “the Company”) (ASX : SSN) advises that the closing date, being the last day for acceptances and payments for the current non renounceable rights offer, has been extended to 5.00pm Wednesday 15 May 2013 (AWST).

The revised timetable is as follows:

Event	Date
Announcement of Offer	22 March 2013
Record Date to determine entitlements to New Shares and New Options (Rights)	8 April 2013
Prospectus and Entitlement and Acceptance Forms despatched	9 April 2013
Last day for acceptance and payment (Closing Date)	15 May 2013
New Shares and New Options quoted on ASX on deferred settlement basis	16 May 2013
Issue of New Shares / New Options and despatch of holding statements	21 May 2013
Trading in New Shares and New Options commences	22 May 2013

For and on behalf of the Board

SAMSON OIL & GAS LIMITED

DENIS RAKICH Company Secretary	For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any of Samson’s securities, nor shall there be any offer or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of the jurisdiction.  The securities proposed to be issued in the Rights Offering will not be sold and offers to buy those securities will not be accepted until they are included in an effective registration statement filed with the U.S. Securities and Exchange Commission.

Statements made herein that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “intend”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities.

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, a copy of which is available at www.sec.gov/edgar/searchedgar/webusers.htm.

Samson’s ordinary shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's ADSs are traded on the New York Stock Exchange MKT under the symbol "SSN".  Each ADS represents 20 fully paid ordinary shares. Samson has a total of 2,100 million ordinary shares issued and outstanding, which would be the equivalent of 105 million ADSs.  Accordingly, based on the NYSE MKT closing price of US$0.52 per ADS on March 25th, 2013, the Company has a current market capitalization of approximately US$54 million.  Correspondingly, based on the ASX closing price of A$0.023 on March 25th, 2013, the Company has a current market capitalization of A$48 million.